Exhibit 99.1

FOR IMMEDIATE RELEASE

ZIX CORPORATION AND MELDRUM REACH AGREEMENT

DALLAS, TX, December 31, 2012—Zix Corporation, (Nasdaq: ZIXI) (“ZixCorp”), the leader in email encryption services, announced today that it has reached an agreement with Meldrum Asset Management and affiliates (the “Meldrum Group”) in connection with the Meldrum Group’s request for a special meeting of shareholders.

Under the terms of the agreement, ZixCorp has agreed to add two Meldrum Group designees, Mark J. Bonney and Michael E. Dailey, to its Board effective as of January 1, 2013. Messrs. Bonney and Dailey, both of whom qualify as independent directors within the meaning of NASDAQ listing standards, and neither of whom is employed by Meldrum, will join the Board’s Audit and Compensation Committees, respectively. As part of the agreement, the Meldrum Group has withdrawn its request for a special meeting of shareholders and related proposals, and also has agreed to vote their shares in support of the Board's nominees at ZixCorp’s 2013 annual meeting of shareholders, and not to solicit proxies in connection with this meeting.

“We are gratified to have reached this agreement without a costly and distracting proxy contest,” said Rick Spurr, Chairman and CEO. “We look forward to working productively with the new members of our Board in continuing to grow our business and enhance shareholder value.”

About Zix Corporation

Zix Corporation (“ZixCorp”) provides the only email encryption services designed with your most important relationships in mind. Many of the most influential companies and government organizations use the proven ZixCorp® Email Encryption Services, including WellPoint, the Securities and Exchange Commission, and more than 1,500 hospitals and 1,800 financial institutions. ZixCorp Email Encryption Services are powered by ZixDirectory®, the largest email encryption community in the world. The tens of millions of ZixDirectory members can feel secure knowing their most important relationships are protected. For more information, visit www.zixcorp.com.

ZixCorp Contact Information

Perry Street Communications, Dallas

Jon Morgan (jmorgan@perryst.com)

Jen Habicht (jhabicht@perryst.com)

214-965-9955

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